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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.       )

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/ /	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
OWENS-ILLINOIS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OWENS-ILLINOIS, INC.

NOTICE AND PROXY STATEMENT

For

The Annual Meeting of Share Owners

To Be Held

Wednesday, May 3, 2006

YOUR VOTE IS IMPORTANT

        Please mark, date and sign the enclosed proxy card and promptly return it in the enclosed envelope.

OWENS-ILLINOIS, INC.
One SeaGate
Toledo, Ohio 43666

NOTICE OF ANNUAL MEETING OF SHARE OWNERS

Dear Owens-Illinois Share Owner:

        You are cordially invited to attend the Annual Meeting of Owens-Illinois' share owners to be held on Wednesday, May 3, 2006, at 9:00 a.m. in the auditorium of the Owens-Illinois World Headquarters Building, One SeaGate, Toledo, Ohio 43666 for the purpose of considering and voting upon the following matters:

  1.
  The election of three directors, each to serve for a term of three years;

  2.
  The ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2006; and

  3.
  Such other business as may properly be presented for action at the meeting or any postponement or adjournment thereof.

        Enclosed is a Proxy Statement, which provides information concerning the Company and the Board of Directors' nominees for election as directors and information concerning the selection of Ernst & Young LLP as the Company's independent registered public accounting firm.

        The Board of Directors fixed the close of business on March 6, 2006, as the record date for the determination of share owners owning the Company's Common Stock, par value $.01 per share, entitled to notice of, and to vote at, the Annual Meeting.

        Enclosed is a proxy card, which provides you with a convenient means of voting on the matters to be considered at the meeting, whether or not you attend the meeting in person. All you need do is mark the proxy card to indicate your vote, sign and date the card, then return it in the enclosed envelope as soon as conveniently possible. If the shares are held in more than one name, all holders of record should sign the proxy card. If you desire to vote for all of the Board of Directors' nominees for election to the Board of Directors and in favor of the ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2006, you need not mark your votes on the proxy card but need only sign and date it and return it in the enclosed envelope. As an alternative to returning the proxy card, you may choose to make use of the Internet or telephone voting options described in the enclosed Proxy Statement and on the proxy card.

        Management sincerely appreciates your support. We hope to see you at the Annual Meeting.

                      By order of the Board of Directors,

                      Steven R. McCracken
                      Chairman of the Board

                      James W. Baehren
                      Secretary

April 5, 2006
Toledo, Ohio

TABLE OF CONTENTS

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHARE OWNERS	1
Who May Vote	1
How to Vote	1
Revocability of Proxies	2
Vote Required to Approve Matters	2
Other Matters	3
PROPOSAL 1: ELECTION OF DIRECTORS	4
General	4
Information on Nominees and Continuing Directors	4
Board Recommendation	6
Information Concerning the Board	6
Committees of the Board of Directors	9
Code of Business Conduct and Ethics	11
DIRECTOR AND EXECUTIVE OFFICER COMPENSATION AND OTHER INFORMATION	12
Director Compensation	12
Summary Compensation Table	13
Option/SAR Grants in Last Fiscal Year	16
Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values	17
Long-Term Incentive Plans—Awards in Last Fiscal Year	17
Pension Plans	19
Certain Transactions	22
Compensation Committee Interlocks and Insider Participation	22
Board Compensation Committee Report on Executive Compensation	23
AUDIT COMMITTEE REPORT	28
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	29
Fees Paid to Ernst & Young LLP	29
Pre-Approval of Independent Registered Public Accounting Firm Services	29
PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	32
PERFORMANCE GRAPH	33
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	34
Section 16(a) Beneficial Ownership Reporting Compliance	37
2007 ANNUAL MEETING OF SHARE OWNERS	37
PROXY SOLICITATION	37

OWENS-ILLINOIS, INC.
One SeaGate
Toledo, Ohio 43666

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHARE OWNERS
To Be Held May 3, 2006

        The Annual Meeting of the share owners of Owens-Illinois, Inc. (herein called the "Company") will be held on Wednesday, May 3, 2006, at 9:00 a.m. in the auditorium of the Owens-Illinois World Headquarters Building, One SeaGate, Toledo, Ohio 43666. At the Annual Meeting, share owners will vote to elect three directors, each to serve a term of three years, and consider the ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2006, as more fully described below.

        This Proxy Statement has been prepared in connection with the solicitation by the Company's Board of Directors (the "Board") of proxies for the Annual Meeting and provides information concerning the persons nominated by the Board of Directors for election as directors, and other information relevant to the Annual Meeting. The Company intends to commence distribution of this Proxy Statement and the accompanying proxy card on or about April 5, 2006.

Who May Vote

        You will be entitled to vote at the Annual Meeting if you are a share owner of record as of the close of business on March 6, 2006 (the "record date"). At the close of business on the record date, 153,031,134 shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), were outstanding. Each share of Common Stock entitles the holder of record to one vote on all matters to be voted upon at the Annual Meeting. Shares of Common Stock held by the trustee under the Company's 401(k) plans must be voted by the trustee in accordance with written instructions from participants in such plan or, as to those shares for which no instructions are received, in a uniform manner as a single block in accordance with the instructions received with respect to the majority of shares for which instructions were received from participants. No other securities are entitled to be voted at the Annual Meeting.

How to Vote

        Shares can be voted at the Annual Meeting only if the share owner is present in person or represented by proxy. If shares are owned of record in the share owner's name, the share owner may cast a vote in one of four ways:

Vote by Internet

        A share owner can choose to vote shares at any time over the Internet site listed on the accompanying proxy card. The Internet site will give share owners the opportunity to provide voting instructions with respect to their shares and confirm that the instructions have been accurately recorded. If a vote is cast over the Internet site, the share owner does not need to return the proxy card.

Vote by Telephone

        A share owner can also vote by telephone at any time by calling the toll-free number (for residents of the U.S. and Canada) listed on the proxy card. To vote, the share owner must enter the control number listed on the proxy card and follow the recorded instructions. If a vote is cast by telephone, the share owner does not need to return the proxy card.

Vote by Mail

        If the share owner chooses to vote by mail, the share owner is required to complete, date and sign the accompanying proxy card and return it promptly in the enclosed envelope.

Vote in Person

        A share owner can choose to vote in person at the Annual Meeting by ballot.

        The telephonic and internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures, which the Company believes comply with Delaware law, allow share owners to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded.

        Share owners who hold their shares beneficially in street name through a nominee (such as a bank or broker) may be able to vote by telephone or the Internet as well as by mail. The share owner should follow the instructions received from the nominee to vote these shares.

        The proxy card lists each person nominated by the Board for election as a director. Proxies duly executed and received in time for the meeting will be voted in accordance with share owners' instructions. If no instructions are given, proxies will be voted (a) to elect Gary F. Colter, Corbin A. McNeill, Jr. and Helge H. Wehmeier as directors of the Company for a term of three years to expire at the annual meeting of share owners in 2009, (b) for ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2006, and (c) in the discretion of the proxy holders as to any other business which may properly come before the meeting.

Revocability of Proxies

        Any proxy solicited hereby may be revoked by the person or persons giving it at any time before it has been exercised at the Annual Meeting by giving notice of revocation to the Company in writing or at the 2006 Annual Meeting.

Vote Required to Approve Matters

        A quorum is the presence at the meeting of a number of shares, which are either present or represented by proxy, constituting a majority of the outstanding shares entitled to vote at the meeting. There must be a quorum for the transaction of business at the meeting. If you submit a properly executed proxy card or a telephonic or internet proxy, or you are present at the meeting in person, even if you abstain from voting, your shares will be considered part of the quorum. Broker non-votes (shares held by a broker or nominee that are represented at the meeting, but with respect to which the broker or nominee is not empowered to vote on a proposal) are included in determining the presence of a quorum.

        Directors are elected by a plurality of the shares cast at the meeting. If you do not vote for a particular nominee, or you indicate "withhold authority to vote" for a particular nominee on your proxy, your vote will not count either "for" or "against" the nominee. A "broker non-vote" will also have no effect on the outcome. Under the Company's Corporate Governance Guidelines, any nominee for director in an uncontested election who receives a greater number of votes "withheld" from his or her election than votes "for" such election shall tender his or her resignation for consideration by the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee shall recommend to the Board the actions to be taken with respect to such offer of resignation.

        The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote thereon is required to ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2006. Abstentions will have the same effect as votes "against" these proposals and "broker non-votes" will not be counted in determining whether the proposals have been approved.

Other Matters

        Management of the Company does not know of any matter that will be presented for action at the 2006 Annual Meeting other than as described in this Proxy Statement. However, if any other matter should be properly brought to a vote at the meeting, or any adjournment or postponement thereof, all shares covered by proxies solicited hereby will be voted with respect to such matter in accordance with the proxy holders' discretion.

PROPOSAL 1:

ELECTION OF DIRECTORS

General

        The Company's Restated Certificate of Incorporation provides for a classified Board of Directors consisting of three classes as nearly equal in size as practicable. Each class holds office until the third Annual Meeting for selection of directors following the election of such class. The Board currently consists of ten members, three of whom are Class III directors whose terms expire at this year's Annual Meeting, four of whom are Class I directors whose terms expire at the 2007 Annual Meeting, and three of whom are Class II directors whose terms expire at the 2008 Annual Meeting. With the exception of Mr. McNeill, who was appointed to fill a vacancy created by an expansion of the size of the Board of Directors as a Class III director, effective April 19, 2005, Mr. Stroucken, who was appointed to fill a vacancy created by the early retirement of James H. Greene, Jr. as a Class I director effective August 19, 2005, and Mr. Williams, who was appointed to fill a vacancy created by an expansion of the size of the Board of Directors as a Class I director, effective October 18, 2005, all of the directors listed herein, including the other nominees, have served as directors since the last Annual Meeting.

Information on Nominees and Continuing Directors

        The Board, on the recommendation of the Nominating/Corporate Governance Committee, has nominated three persons for election as Class III directors to serve for a three-year term expiring at the Annual Meeting of share owners to be held in 2009 and until their successors have been elected and qualified. The three nominees of the Board are Gary F. Colter, Corbin A. McNeill, Jr. and Helge H. Wehmeier, each of whom is currently serving as a director of the Company. Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected. If for any reason any nominee should be unavailable to serve, proxies solicited hereby may be voted for a substitute as well as for the other Board nominees. The Board, however, expects all of its nominees to be available.

        The following table provides information on the persons nominated for election to the Board and the continuing directors:

Name, Principal Occupation and Other Directorships	Age	Term Expires at Annual Meeting in	Year Service Commenced
NOMINEES:
Gary F. Colter	60	2006	2002

President of CRS Inc., a corporate restructuring management consulting company, since 2002, and, prior thereto, Vice Chairman of KPMG Canada (2000-2002), Global Managing Partner, Financial Advisory Services, of KPMG International (1998-2000) and Vice Chairman of KPMG Canada (1989-1998). Mr. Colter is a director of CIBC and Core-Mark Holding Company, Inc. and is a trustee of Retirement Residences Real Estate Investment Trust.

Corbin A. McNeill, Jr.	66	2006	2005

Retired Chairman and Co-Chief Executive Officer (2000-2002) of Exelon Corporation, a natural gas and electric utility company (formed in the October 2000 merger of Peco Energy Company and Unicom Corporation), prior thereto Chairman, President and Chief Executive Officer (1997-1999), Director, President and Chief Executive Officer (1990-1995) and Executive Vice President—Nuclear (1988-1990) of Peco Energy Company. Mr. McNeill is a director of Ontario Power Generation, Associated Electric & Gas Insurance Services Ltd., and as Non-Executive Chairman of the Board of Directors of Portland General Electric.
Helge H. Wehmeier	63	2006	2005

Retired Vice-Chairman of Bayer Corporation (2002 to 2004), and, prior thereto, President and Chief Executive Officer of Bayer Corporation (1991-2002). Mr. Wehmeier is a director of PNC Financial Services Group, Inc. and Terex Corporation.
CONTINUING DIRECTORS:
Robert J. Dineen	76	2007	1994

Retired Chairman of the Board of Directors of Layne Christensen Company (1992 to 2005), and, prior thereto, President and Chief Executive Officer of The Marley Company for more than five years. Mr. Dineen is a director of Layne Christensen Company. Mr. Dineen serves as the Company's lead director.
Albert P.L. Stroucken	58	2007	2005

Chairman of the Board of H.B. Fuller Company since 1999 and President and Chief Executive Officer of H.B. Fuller since 1998, and prior thereto, General Manager, Inorganics Division of Bayer AG (1997-1998), Executive Vice President and President of Industrial Chemicals Division, Bayer Corporation (1992-1997). Mr. Stroucken is a director of H.B. Fuller Company and Baxter International, Inc.
Dennis K. Williams	60	2007	2005

Retired as Chairman of the Board of IDEX Corporation, a position he held since 2000, where he previously also served as President and Chief Executive Officer (2000-2005), prior thereto, President and Chief Executive Officer of GE Power Systems Industrial Products (1998-2000). Mr. Williams is a director of Washington Group International, Inc.

Thomas L. Young	62	2007	1998

President, Titus Holdings Ltd., a private investment company, and prior thereto, Executive Vice President and Chief Financial Officer of the Company, positions he held since 2004 and 2003, respectively, Co-Chief Executive Officer (2004) and Executive Vice President, Administration and General Counsel (1998-2004). Mr. Young is a director of Franklin Electric Co., Inc. and Manor Care Inc.
Anastasia D. Kelly	56	2008	2002

Retired as Executive Vice President and General Counsel of MCI in 2006, positions she held since 2003, prior thereto, Senior Vice President and General Counsel of Sears, Roebuck and Co. (1999-2003) and as Senior Vice President (1996-1999) and General Counsel and Secretary (1995-1999) of Fannie Mae, a financial services company.
Steven R. McCracken	52	2008	2004

President and Chief Executive Officer of the Company since April 1, 2004 and Chairman of the Board of Directors since May 12, 2004, and, prior thereto, President of Invista, the global fibers and related intermediates business subsidiary of E. I. DuPont de Nemours and Company ("DuPont") (2003-2004), DuPont Group Vice President (2000-2003) and Vice President and General Manager of DuPont Lycra® (1997-2000). Mr. McCracken is a director of NiSource Inc.
John J. McMackin, Jr.	54	2008	1994
Member of the law firm of Williams & Jensen for more than five years.

Board Recommendation

        The Board recommends that you vote FOR the three nominees identified above.

Information Concerning the Board

        The Board has the ultimate authority for the management of the Company's business. The Board selects the Company's executive officers, delegates responsibilities for the conduct of the Company's operations to those officers, and monitors their performance. Certain important functions of the Board are performed by committees comprised of members of the Board, as provided below.

Independence

        A majority of the members of the Board are "independent" in accordance with the New York Stock Exchange listing standards. The Board has affirmatively determined that each of the following directors is an independent director of the Company under the listing standards of the New York Stock Exchange: Gary F. Colter, Robert J. Dineen, Anastasia D. Kelly, Corbin A. McNeill, Jr., Albert P.L. Stroucken,

Helge H. Wehmeier and Dennis K. Williams. In making this determination, the Board has determined that none of these directors has any relationships with the Company other then their roles as directors.

Attendance at Meetings by Directors

        In 2005, the Board met five times. In connection with the meetings of the Board, the non-management directors met five times in executive session in 2005 and the independent directors met once.

        Each member of the Board attended 75% or more of the aggregate number of meetings of the Board and of committees of the Board of which such Director was a member. Attendance at Board and committee meetings during 2005 averaged 100% for directors as a group.

Corporate Governance Guidelines

        The Board has adopted Corporate Governance Guidelines. A copy of the Guidelines is available on the Investor Relations section of the Company's website (www.o-i.com). A copy of the Guidelines is also available in print to share owners upon request, addressed to the Corporate Secretary at Owens-Illinois, Inc., One SeaGate, Toledo, Ohio 43666. The address of the Company's website provided above or elsewhere in the Proxy Statement is not intended to function as a hyperlink, and the contents of the Company's website are not a part of this Proxy Statement or incorporated by reference. The Company does not have a policy with regard to board members' attendance at Annual Meetings, although members of the Board are now encouraged to attend. In 2006, a meeting of the Board has been scheduled on the date of the Annual Meeting. Two members of the board attended the 2005 Annual Meeting.

Non-Management Directors

        The non-management directors meet at regularly scheduled Board meetings in executive session without management and hold such additional executive sessions as they determine necessary or appropriate. The non-management directors met five times in executive session in 2005. In addition, the independent directors met once in executive session in 2005. Mr. Dineen, as lead independent director, or his designee presides at these executive sessions.

Lead Director

        As Chair of the Nominating/Corporate Governance Committee, Mr. Dineen serves as the lead director. The lead director acts as a key liaison with the chief executive officer, assists the chairman of the Board in setting the Board agenda, chairs executive sessions of the Board, and communicates board member feedback to the chief executive officer.

Stock Ownership

        In 2005 the Board established stock ownership guidelines for its members. Each member of the Board is required to own shares of the Company's Common Stock having a value equal to four times the director's annual cash retainer. The directors have four years from the effective date of the policy or the date of joining the Board, if later, to attain the required stock ownership guideline. Until the stock ownership guidelines are met, directors are required to retain 100% of the "net profit shares" acquired from restricted stock. Net profit shares are those shares remaining after payment of tax obligations.

Communicating with the Board

        Share owners and other interested parties may contact any member (or all members) of the Board (including, without limitation, the non-management directors as a group), the lead director, any Board committee or any chair of any such committee by mail. To communicate with the Board, the lead director, any individual directors or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent "c/o General Counsel/Corporate Secretary" at Owens-Illinois, Inc., One SeaGate, Toledo, Ohio 43666. All communications so received will be opened by the office of the Company's general counsel for the sole purpose of determining whether the contents represent a message to the directors. Any contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the general counsel's office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

Process for Selecting Nominees for the Board

        The Nominating/Corporate Governance Committee of the Board is responsible for identifying individuals qualified to become members of the Board and selecting, or recommending that the Board select, the candidates for all directorships to be filled by the Board or by the share owners at an annual or special meeting of share owners. In identifying candidates for membership on the Board, the Committee will take into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the Board. The Committee will conduct all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates and shall consider questions of independence and possible conflicts of interest of members of the Board of Directors and executive officers.

        The Board currently consists of 10 members. Under the Company's Certificate of Incorporation, the maximum size of the Board is 11 members. That provision cannot be repealed or amended unless approved by the affirmative vote of holders of not less than 80% of all outstanding shares of Common Stock.

        The Nominating/Corporate Governance Committee will consider potential candidates for director that have been recommended by the Company's directors, the chief executive officer, other members of senior management, and share owners. The procedures for the nomination of director candidates by share owners is described below under the heading "2007 Annual Meeting of Share Owners." Outside consultants may also be employed to help in identifying potential candidates.

        Members of the Nominating/Corporate Governance Committee discuss and evaluate possible candidates in detail, and determine which individuals to explore in more depth. Once a candidate is identified whom the Nominating/Corporate Governance Committee wants to seriously consider and move toward nomination, one or more members of the Nominating/Corporate Governance Committee will enter into discussions with the candidate. The performance of incumbent members of the Board is evaluated annually by the Nominating/Corporate Governance Committee. Incumbent directors whose performance is satisfactory generally will be renominated by the Board at the end of their term. In that case, the Nominating/Corporate Governance Committee does not consider a vacancy to exist.

Qualifications of Director Nominees

        Candidates for the Board should show evidence of leadership in their particular field, have broad business experience and the ability to exercise sound business judgment. In addition, candidates should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the share owners. Candidates should also be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time.

Committees of the Board of Directors

        Subject to applicable provisions of the Company's By-Laws, the Board appoints the members of each committee. The Board may, at any time, change the authority or responsibility delegated to any committee. There are four standing committees of the Board: the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee and the Risk Management Committee.

Committee Membership

        The members of the Board serving on committees of the Board and the number of meetings held in 2005 by the committees are identified below.

Name	Audit	Compensation	Nominating/ Corporate Governance	Risk Management
Independent Directors:
Gary F. Colter	Chair		×
Robert J. Dineen		×	Chair
Anastasia D. Kelly	×	Chair
Corbin A. McNeill, Jr.		×		Chair
Albert P.L. Stroucken		×	×
Helge H. Wehmeier	×		×
Dennis K. Williams	×
Non-Independent Directors:
John J. McMackin, Jr.				×
Thomas L. Young				×
Employee Director:
Steven R. McCracken				×
Number of Meetings in 2005	9	3	2	1

Audit Committee

        The Audit Committee represents and assists the Board with the oversight of: (a) the integrity of the Company's financial statements and internal controls; (b) the Company's compliance with legal and regulatory requirements; (c) the independent registered public accounting firm's qualifications and independence; and (d) the performance of the Company's internal audit function and of the independent registered public accounting firm. The Audit Committee operates under a written charter adopted by the Board (the "Audit Committee Charter"), which sets forth the specific responsibilities of the Audit

Committee. A copy of the Audit Committee Charter is available on the Investor Relations section of the Company's website (www.o-i.com) and in print, free of charge, to any share owner upon request addressed to the Corporate Secretary at Owens-Illinois, Inc., One SeaGate, Toledo, Ohio 43666.

        All members of the Audit Committee meet the audit committee independence requirements of the New York Stock Exchange and also satisfy the enhanced independence standards applicable to audit committees pursuant to Rule 10A-3(b)(i) under the Securities Exchange Act of 1934, as amended. The Board has determined that Mr. Colter, the chair of the Committee, is qualified as an "audit committee financial expert" within the meaning of Securities and Exchange Commission ("SEC") regulations and that all of the Committee members meet the financial literacy requirements of the New York Stock Exchange. No member of the Audit Committee serves on the audit committee of more than three public companies.

Compensation Committee

        The Compensation Committee assists the Board with respect to compensation of the Company's executive officers and directors. In carrying out such responsibilities, the Compensation Committee administers the Amended and Restated Stock Option Plan, the Amended and Restated 1997 Equity Participation Plan, the 2005 Incentive Award Plan, the Incentive Bonus Plan and certain other benefit plans of the Company and makes recommendations to the Board with respect to the compensation to be paid and benefits to be provided to directors, officers and employees of the Company.

        The Compensation Committee operates under a written charter adopted by the Board (the "Compensation Committee Charter"), which sets out the specific responsibilities of the Compensation Committee. A copy of the Compensation Committee Charter is available on the Investor Relations section of the Company's website (www.o-i.com) and in print, free of charge, to any share owner upon request addressed to the Corporate Secretary at Owens-Illinois, Inc., One SeaGate, Toledo, Ohio 43666.

        Each member of the Compensation Committee is an "independent director" under the New York Stock Exchange listing standards.

Nominating/Corporate Governance Committee

        The Nominating/Corporate Governance Committee assists the Board (a) in identifying individuals qualified to become directors, consistent with criteria approved by the Board, and recommending that the Board select, the candidates for all directorships to be filled by share owners or the Board; (b) by developing and recommending to the Board a set of corporate governance principles applicable to the Company; (c) by overseeing the evaluation of the Board; and (d) by taking a leadership role in shaping the corporate governance of the Company.

        The Nominating/Corporate Governance Committee operates under a written charter adopted by the Board (the "Nominating/Corporate Governance Committee Charter"), which sets out the specific responsibilities of the Committee. A copy of the Nominating/Corporate Governance Charter is available on the Investor Relations section of the Company's website (www.o-i.com) and in print, free of charge, to share owners upon request, addressed to the Corporate Secretary at Owens-Illinois, Inc., One SeaGate, Toledo, Ohio 43666.

        Each member of the Nominating/Corporate Governance Committee is an "independent director" under the New York Stock Exchange listing standards.

        The Nominating/Corporate Governance Committee will accept recommendations from share owners for nominees for the Board. The procedures for submitting share owner recommendations are explained below under the heading "2007 Annual Meeting of Share Owners."

Risk Management Committee

        The Risk Management Committee assists the Board in fulfilling its responsibility to share owners, potential share owners and the investment community by (a) assessing, and providing oversight to management relating to the identification and evaluation of major strategic, operational, regulatory, information and external risks inherent in the business of the Company (the "Risks") and the control processes with respect to such risks; (b) overseeing the risk management, compliance and control activities of the Company; (c) overseeing the integrity of the Company's systems of operational controls regarding legal and regulatory compliance; and (d) overseeing compliance with legal and regulatory requirements, including, without limitation, with respect to the conduct of the Company's business. The Risk Management Committee does not have responsibility for matters subject to the jurisdiction of another committee of the Board pursuant to that committee's charter. Under the terms of its charter, the Risk Management Committee (i) reviews and evaluates management's identification of all major Risks to the business and their relative weight; (ii) assesses the adequacy of management's risk assessment, its plans for risk control or mitigation, and disclosure; (iii) reviews the Company's disclosure of Risks in all filings with the Securities and Exchange Commission (including the Annual Report on Form 10-K); and (iv) together with the Audit Committee, reviews, assesses and discusses with the General Counsel, the Chief Financial Officer and the independent registered public accounting firm (A) any significant risks or exposures; (B) the steps management has taken to minimize such risks or exposures; and (C) the Company's underlying policies with respect to risk assessment and risk management.

Code of Business Conduct and Ethics

        The Company has a Code of Business Conduct and Ethics, which is applicable to all directors, officers and employees of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer. The Code of Business Conduct and Ethics is available on the Investor Relations section of the Company's website (www.o-i.com) and in print, free of charge, to share owners upon request, addressed to the Corporate Secretary at Owens-Illinois, Inc., One SeaGate, Toledo, Ohio 43666. The Company intends to post amendments to, or waivers from, its Code of Business Conduct and Ethics (to the extent applicable to the Company's directors, executive officers, principal financial officer or principal accounting officer) at this location on its website.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION AND OTHER INFORMATION

Director Compensation

        Each non-management director of the Company receives an annual retainer of $50,000, payable quarterly. Each non-management director also receives $2,000 for each Board meeting in which such director participates. The Chair of the Audit Committee receives an additional annual retainer of $20,000, and each non-management director who serves as a chair of any other Committee receives an additional annual retainer of $10,000. The lead director receives an annual retainer of $10,000 in addition to the annual retainer for service as chair of a Committee. Each non-management director who serves as a member of a committee of the Board (including as chair) receives $2,000 for each committee meeting in which such director participates. In addition, each non-management director will receive a grant under the 2004 Equity Incentive Plan for Directors of Owens-Illinois, Inc. of restricted stock of the Company on the day following the Annual Meeting of share owners with a value of approximately $50,000 on the date of the grant. This stock cannot be sold by any director until the later to occur of (a) three years after the date of grant, and (b) the end of the director's then current Board term. Each director is reimbursed for expenses associated with meetings of the Company's Board or its committees.

        The Deferred Compensation Plan for Directors of Owens-Illinois, Inc. provides an opportunity for non-management directors to defer payment of their directors' fees. Under the plan, a non-management director may defer receipt of all or any portion of the cash portion of the compensation described above. Deferrals may be credited into a cash account or into a Company stock unit account. Funds held in a cash account accrue interest at a rate equal from time to time to the average annual yield on domestic corporate bond of Moody's A-rated companies, plus one percent. Distributions from the plan are made in cash.

        The total compensation paid to non-management directors is 2005 is reflected in the following table.

Name	Annual Retainer	Annual Committee Chair Retainer	Board Meeting Fees	Committee Meeting Fees	Restricted Stock Award(1)	Total
Gary F. Colter	$50,000	$20,000	$10,000	$22,000	$50,000	$152,000
Robert J. Dineen	50,000	16,500	10,000	24,000	50,000	150,500
Anastasia D. Kelly	50,000	3,668	10,000	22,000	50,000	135,668
John J. McMackin, Jr.	50,000	0	10,000	2,000	50,000	112,000
Corbin A. McNeill, Jr.	37,500	7,500	10,000	4,000	50,000	107,000
Albert P.L. Stroucken	18,342	0	4,000	4,000	0	26,342
Helge H. Wehmeier	50,000	0	10,000	22,000	50,000	132,000
Dennis K. Williams	10,190	0	4,000	2,000	0	16,190
Thomas L. Young (2)	0	0	0	0	50,000	50,000

(1)
The amounts shown represent 2,007 shares of restricted stock of the Company valued at the closing price on the New York Stock Exchange ($24.91) on the day immediately preceding the grant date of May 12, 2005.

(2)
Mr. Young is a party to a consulting agreement with the Company, as described under the heading "Certain Transactions" below. Mr. Young has chosen to forego receipt of cash board fees to the extent the amounts paid to him under the consulting agreement exceed the board fees to which he would otherwise be entitled.

Summary Compensation Table

        The following table shows, for the years ended December 31, 2003, 2004 and 2005, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to the Company's chief executive officer in 2004 and 2005, its chief financial officer and the four other most highly compensated executive officers of the Company (the "named executive officers") in all capacities in which they served.

Long Term Compensation
		Annual Compensation					Awards		Payouts
Name and Principal Position	Year	Salary ($)		Bonus ($)(1)		Other Annual Compensation ($)(2)	Restricted Stock Award(s) ($)(3)	Securities Underlying Options/SAR's (#)(4)	Long-term Incentive Payouts ($)(5)	All Other Compensation ($)(6)
Steven R. McCracken(7) Chief Executive Officer and Chairman	2005 2004 2003	$800,000 525,000 —		$1,261,200 1,434,038 —		$199,423 25,549 —	$520,775 2,173,100 —	67,042 335,000 —	$0 0 —	$144,958 153,662 —
Edward C. White Senior V.P. and Chief Financial Officer	2005 2004 2003	332,083 251,333 195,333		175,915 233,415 75,000		63,752 29,627 33,335	113,130 126,800 79,440	15,000 10,000 4,000	35,667 42,531 46,728	69,618 46,447 7,813
James W. Baehren Senior V.P., Chief Administrative Officer and General Counsel	2005 2004 2003	325,883 290,000 251,667		188,348 258,764 90,000		42,842 42,454 48,179	113,130 190,200 119,160	15,000 15,000 7,000	46,510 77,644 65,313	53,835 52,297 10,067
Philip McWeeny Vice President and General Counsel-Corporate	2005 2004 2003	320,000 300,000 265,333		234,976 270,000 88,000	(8)	94,561 47,049 65,140	75,420 126,800 79,440	10,000 10,000 7,000	49,709 82,983 93,791	131,409 129,837 10,614
Gilberto E. Restrepo Senior V.P., President of O-I Europe	2005 2004 2003	352,500 276,750 265,333		153,983 252,728 120,000		283,579 38,900 63,487	125,700 190,200 119,160	17,500 15,000 14,000	48,351 80,717 76,519	0 40,634 25,000
Peter J. Robinson(9) Senior V.P., President of O-I Asia Pacific	2005 2004 2003	898,106 895,718 622,024	(10)	538,001 779,851 584,003	(11)	97,418 110,800 115,634	125,700 228,240 178,740	22,000 25,000 30,000	88,310 145,323 74,860	30,954 30,318 7,087

(1)	Except as otherwise provided in footnotes 8 and 11 below, the amounts disclosed in this column represent awards under the Owens-Illinois, Inc. Senior Management Incentive Plan for the year indicated or, in the case of Mr. McCracken, under the Company's Incentive Bonus Plan. Amounts, if any, deferred at the election of a named executive officer are included in the year earned.

(2)	Other Annual Compensation is summarized below:
Name	Year	Financial Planning(a)	Executive Physical	Leased Automobile	Personel Use of Aircraft(b)	Other Misc. Income(c)	Tax Payments(d)
Steven R. McCracken	2005 2004 2003	$14,961 0 —	$3,468 0 —	$13,612 9,264 —	$102,416 5,354 —	$0 0 —	$64,966 11,071 —
Edward C. White	2005 2004 2003	5,500 600 600	396 0 1,407	13,612 15,881 16,250	0 0 0	26,500 0 0	17,743 13,146 15,078
James W. Baehren	2005 2004 2003	1,866 2,531 2,505	3,495 0 0	13,612 15,881 16,250	0 0 0	0 0 0	23,869 24,042 29,424
Philip McWeeny	2005 2004 2003	10,428 5,000 3,303	0 0 0	13,612 15,881 28,626	36,871 5,078 1,323	0 0 0	33,650 21,090 31,888
Gilberto E. Restrepo	2005 2004 2003	0 0 0	0 0 0	0 22,789 20,885	0 0 0	155,680 16,111 42,602	127,899 0 0
Peter J. Robinson	2005 2004 2003	0 0 0	1,002 841 1,593	47,085 50,358 43,430	0 0 0	2,084 9,997 13,758	47,247 50,418 56,853

(a)	Named executive officers are eligible for reimbursement for professional advice related to tax, estate planning, and financial planning.
(b)	The amounts shown in this column reflect the personal use of Company aircraft by the named executive officers. Under board policy, for security reasons Mr. McCracken must generally use the Company aircraft for both business and personal travel. Personal travel by any other officers requires the approval of the CEO. The amounts shown for 2005 reflect the variable costs of personal flights taken by the respective officers. Variable costs were calculated based on a methodology that reflects average costs of operating each aircraft, such as fuel costs, trip-related maintenance, crew travel expenses, trip-related fees and storage costs, on-board catering and communications charges, and other miscellaneous variable costs. Since the aircraft are used primarily for business travel, fixed costs that do not change based on usage such as pilot compensation, the purchase or lease costs of the aircraft, and maintenance not related to travel are excluded. The amounts shown in this column for 2003 and 2004 are based on the Company's historical approach of reporting the income imputed to the named executive officer for personal use of Company aircraft based on the Standard Industry Fare Level ("SIFL") rates, as allowed by the Internal Revenue Code. It was not administratively feasible to recalculate the 2003 and 2004 amounts using the variable cost method described above.
(c)	The amounts shown in this column include the following:
For Mr. White, expatriate allowances of $26,500 in connection with his expatriate assignment. Mr. White, who was on expatriate assignment in Europe, received such allowances under the Company's international assignment policy, which is applicable to all employees serving on international assignment under the policy and is designed to minimize any financial detriment or gain to the employee from the international assignment.
For Mr. Restrepo, expatriate allowances of $155,680, including the following items: cost of living allowance of $33,880, utilities allowance of $1,971, housing allowance of $51,414, furnishing allowance of $6,082, one-time relocation allowance of $28,333, and one time foreign service allowance of $34,000, all in connection with his expatriate assignment. Mr. Restrepo, who is on expatriate assignment in Europe, receives such allowances under the Company's international assignment policy, which is applicable to all employees serving on international assignment under the policy and is designed to minimize any financial detriment or gain to the employee from the international assignment. Also included is $13,634 and $40,475 for 2004 and 2003, respectively, as a housing allowance during Mr. Restrepo's assignment in Colombia.
(d)	The amounts shown in this column include tax gross-ups, tax payments and tax reimbursements for financial planning and other miscellaneous perquisites and other benefit amounts, and, with respect to each named executive officer, the following items for 2005:
For Mr. McCracken, $10,180 attributable to his personal use of an automobile provided by the Company, $38,486 attributable to personal use of Company aircraft, $11,189 attributable to tax preparation and financial planning, and $4,855 attributable to premiums paid during 2005 by the Company in connection with life insurance policies issued pursuant to the Owens-Illinois Executive Life Insurance Plan and Participation Agreements entered into between the Company and Mr. McCracken.
For Mr. White, $10,180 attributable to his personal use of an automobile provided by the Company, $4,113 attributable to tax preparation and financial planning, and $3,450 attributable to premiums paid during 2005 by the Company in connection with life insurance policies issued pursuant to the Owens-Illinois Executive Life Insurance Plan and Participation Agreements entered into between the Company and Mr. White.

For Mr. Baehren, $10,180 attributable to his personal use of an automobile provided by the Company, $1,395 attributable to tax preparation and financial planning, $2,708 attributable to premiums paid during 2005 by the Company in connection with life insurance policies issued pursuant to the Owens-Illinois Executive Life Insurance Plan and Participation Agreements entered into between the Company and Mr. Baehren, and $9,535 attributable to contributions by the Company to the Secular Trust Plan on behalf of Mr. Baehren.
For Mr. McWeeny, $10,180 attributable to his personal use of an automobile provided by the Company, $6,546 attributable to personal use of Company aircraft, $7,799 attributable to tax preparation and financial planning, and $9,076 attributable to premiums paid during 2005 by the Company in connection with life insurance policies issued pursuant to the Owens-Illinois Executive Life Insurance Plan and Participation Agreements entered into between the Company and Mr. McWeeny.
For Mr. Restrepo, $82,987 attributable to tax equalization benefits, $15,250 attributable to cost of living allowances, $1,057 attributable to utilities allowances, $23,506 attributable to housing allowances, $3,261 attributable to furnishing allowances, and $1,838 attributable to personal use of a Company automobile.
For Mr. Robinson, $44,340 attributable to his personal use of an automobile provided by the Company.
(3)	The awards of restricted Common Stock are valued at the value of the closing price of the Company's unrestricted Common Stock on the March 31, 2005 grant date ($25.14). The restrictions on the shares lapse in equal annual installments over a four-year period.
Listed below are the total numbers and market value of shares of restricted Common Stock and Performance Shares (as defined below under the heading "Long-Term Incentive Plans—Awards in Last Fiscal Year") held by each named executive officer as of December 31, 2005. The market value was determined based on the closing price of the Company's unrestricted Common Stock on December 31, 2005.
	Restricted Stock	Performance Shares (at Target)	Market Value
Steven R. McCracken	175,715	48,742	$4,722,575
Edward C. White	31,500	10,500	883,680
James W. Baehren	44,500	10,588	1,159,052
Philip McWeeny	32,000	7,054	821,696
Gilberto E. Restrepo	47,000	11,764	1,236,395
Peter J. Robinson	0	0	0
(4)	No SARs were granted to any of the named executive officers during 2005.
(5)	The amounts disclosed in this column represent awards under the Company's Performance Award Plan for the year indicated. Amounts, if any, deferred at the election of an executive officer are included in the year earned. Mr. McCracken does not participate in this plan.
(6)	Amounts in this column include the following: Matching cash contributions by the Company for 2005 to the Stock Purchase and Savings Program ("SPASP") and the Executive Deferred Savings Plan, both defined contribution plans. The SPASP is a tax-qualified defined contribution plan intended to satisfy the requirements of Section 401(k) of the Internal Revenue Code of 1986. The Company contributes to each participant's account maintained under the SPASP an amount of Common Stock equal to 50% of the participant's contributions to the SPASP but not more than 4% of (a) the participant's earnings or (b) $210,000 for 2005, whichever is lower. The difference between the theoretical Company matching contribution under the SPASP for each participant, without regard to the legally imposed maximum, and the maximum contribution permitted under law is used to determine the number of theoretical shares of Common Stock which would have been purchased for the participant's account in the absence of the IRS limitation on participant's earnings in excess of $210,000 for 2005. Such amounts, which are deferred into the Executive Deferred Savings Plan at the election of the participant, may be credited to either a cash deferral account earning interest at a prescribed rate or a Company stock deferral account. Any balance in the plan is paid in cash to the individual at termination of employment. Those amounts for 2005 for Messrs. McCracken, White, Baehren and McWeeny were $32,000, $13,283, $13,033 and $12,800, respectively.
The value of premiums paid during 2005 by the Company in connection with life insurance policies issued pursuant to the Owens-Illinois Executive Life Insurance Plan and Participation Agreements entered into between the Company and each of the named executive officers. The amounts for 2005 were as follows: Mr. McCracken, $112,958; Mr. White, $56,334; Mr. Baehren, $40,802; Mr. McWeeny, $118,608; and Mr. Robinson, $22,137. Upon reaching age 65, Mr. Restrepo's policy was fully paid and no further premium payments are due.
The statutory minimum amounts contributed in 2005 by the Company to a superannuation fund on behalf of Mr. Robinson in the amount of $8,817.
(7)	Mr. McCracken was appointed as president and chief executive officer effective April 1, 2004 and as chairman of the Board effective May 12, 2004.
(8)	Includes payments in the amount of $50,000, which payments were made to Mr. McWeeny under a separate bonus arrangement with the Company.
(9)	Mr. Robinson's employment terminated effective December 31, 2005. See further information below under the heading "Matters Regarding Former Officer."
(10)	Includes payments in the amount of $174,728, which payments were made to Mr. Robinson in lieu of contributions on his behalf to a superannuation fund to provide post-retirement pension benefits.
(11)	Includes $344,717 accrued to Mr. Robinson under the ACI Packaging Services Pty. Ltd. Senior Executive Retention and Confidentiality Agreement.

Option/SAR Grants in Last Fiscal Year(1)

        The following table provides information on options to purchase shares of Common Stock granted in 2005 to the named executive officers.

	Individual Grants
Name	Number of Securities Underlying Options/SARs Granted (#)		% of Total Options/SARs Granted to Employees In Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Present Value ($)(3)
Steven R. McCracken	67,042	(2)	8.50%	$24.17	03/31/12	$1,005,630
Edward C. White	15,000	(2)	1.90	24.17	03/31/12	225,000
James W. Baehren	15,000	(2)	1.90	24.17	03/31/12	225,000
Philip McWeeny	10,000	(2)	1.27	24.17	03/31/12	150,000
Gilberto E. Restrepo	17,500	(2)	2.22	24.17	03/31/12	262,500
Peter J. Robinson	22,000	(2)	2.79	24.17	03/31/12	330,000

(1)
No SAR's were granted to any of the named executive officers during 2005.

(2)
Options become exercisable as to 25% of the shares covered by the options on each of the first four anniversaries of the date of grant of such option. Such installments shall be cumulative. The options are not transferable except (a) by gift, without the receipt of any consideration, of the option or any part thereof by optionee, in writing and with written notice thereof to the Compensation Committee, (i) to an optionee's spouse; (ii) to any child or more remote lineal descendant of an optionee or to the spouse of any such child or more remote lineal descendant; or (iii) to any trust, custodianship, or other similar fiduciary relationship maintained for the benefit of any one or more of such persons; or (b) by transfer by will or by the applicable laws of descent and distribution.

(3)
Grant date present value is determined using the Black-Scholes option pricing model. The assumptions used in the Black-Scholes option pricing model for all of the grants represented in the table above were as follows: expected volatility—.741; annualized risk-free rate of return—4.17%; estimated annual dividend yield—0%; and expected option term—4.75 years. No assumption was made relating to non-transferability. Actual gains, if any, on option exercises are dependent on the future performance of the Common Stock and overall market conditions. The amounts reflected in this table may not be achieved.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

        The following table provides information on the exercise of options to purchase Common Stock during 2005 by the named executive officers and the value of such officers' unexercised options to purchase Common Stock at December 31, 2005.

			Number of Securities Underlying Unexercised Options/SAR's At December 31, 2005		Value of Unexercised In-the-Money Options/SAR's At December 31, 2005(1)
	Shares Acquired on Exercise(#)	Value Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Steven R. McCracken	0	$0	251,250	150,792	$1,763,775	$587,925
Edward C. White	0	0	43,000	16,500	333,530	11,310
James W. Baehren	4,000	38,120	82,500	17,500	596,568	18,850
Philip McWeeny	4,000	43,280	95,250	13,750	583,043	28,275
Gilberto E. Restrepo	0	0	102,500	19,000	1,029,008	11,310
Peter J. Robinson	0	0	365,000	47,000	1,494,550	188,500

(1)
Based on the closing price of the Company's Common Stock on the New York Stock Exchange on December 31, 2005 of $21.04.

Long-Term Incentive Plans—Awards in Last Fiscal Year

        The Compensation Committee awarded the right to earn shares ("Performance Shares") of the Company's Common Stock to certain officers, including the named executive officers, for the 2005-2007 performance period under the 1997 Equity Participation Plan. Actual payouts of these Performance Shares, if any, will be determined by a non-discretionary formula, which measures the Company's performance over a three-year period using return on invested capital and earnings per share growth rate, measured over the performance period relative to targets established by the Compensation Committee.

        The performance formula weighs these two criteria equally. If the Company's performance in both measures is below the threshold level relative to the targets established by the Compensation Committee, then no Performance Shares will be earned. To the extent that the Company's performance on either or both measures exceeds the threshold performance level relative to the established targets, a varying number of Performance Shares from 50% to 150% of the target payout level will be earned.

        The number of Performance Shares that the named executive officers may earn at the end of the three-year performance period of January 1, 2005-January 31, 2007 is shown in the table below.

			Estimated Future Payouts Non-Stock-Price-Based Plans
Name	Number of Shares(1)	Performance Period or Other Period Until Maturation or Payment
			Threshold(2)(#)	Target (#)	Maximum (#)
Steven R. McCracken	*	1/1/2005–12/31/2007	24,371	48,742	73,113
Edward C. White	*	1/1/2005–12/31/2007	5,250	10,500	15,750
James W. Baehren	*	1/1/2005–12/31/2007	5,294	10,588	15,882
Philip McWeeny	*	1/1/2005–12/31/2007	3,527	7,054	10,581
Gilberto E. Restrepo	*	1/1/2005–12/31/2007	5,882	11,764	17,646
Peter J. Robinson(3)	*	1/1/2005–12/31/2007	5,500	11,000	16,500

(1)
The actual number of Performance Shares that will be paid out at the end of the applicable period, if any, cannot be determined because the shares earned by the named executive officers will be based upon the Company's future performance compared to targets established by the Compensation Committee.

(2)
If the Company's minimum performance in both measures is below the threshold level relative to the targets set by the Compensation Committee, then no Performance Shares will be earned. To the extent the Company's performance on either or both measures exceeds the threshold performance level relative to the targets set by the Compensation Committee, a varying amount of shares up to the maximum will be earned.

(3)
These Performance Shares were forfeited by Mr. Robinson upon his termination of employment.

        Under the agreement under which the Performance Shares were awarded, if a participant is terminated by the Company without cause after the start of the performance period, the participant will receive that number of Performance Shares, if any, equal to the number of Performance Shares such participant would have received but for such termination of employment times a fraction, the numerator of which is the number of days from the award date to the termination of employment and the denominator of which is the number of days from the award date to the first day following the end of the performance period. If a participant takes normal retirement having reached age 60 after the start of the performance period, the participant will be entitled to receive that number of Performance Shares, if any, equal to the number of Performance Shares such participant would have received but for such retirement.

        Certain of the named executive officers were previously covered by the Company's Performance Award Plan (the "PAP") under which eligible employees received annual cash awards payable at the end of the three-year period covered by the grant of the award. Award payouts under the PAP were based on the average annual attainment of the performance objectives set by the Compensation Committee of the Company's Board. Following a study of the PAP, the Compensation Committee elected to replace the PAP with an all-equity long-term incentive plan, described above, beginning in 2005. In connection with the termination of the PAP, the Compensation Committee made awards under the PAP to the named executive officers for the 2003-2005 award period, paid in 2006 based on 2003-2004 results, and for the 2004-2006 award period, payable in 2007 based on 2004 results. The amounts due to the named executive officers for the 2004-2006 award period are shown below.

		Estimated Future Payouts under Non-Stock Price-based Plans(2)
	Performance or Other Period Until Maturation or Payout
Name
		Threshold	Target	Maximum
Steven R. McCracken(1)	—	$—	$—	$—
Edward C. White	2004-2006	25,501	25,501	25,501
James W. Baehren	2004-2006	33,197	33,197	33,197
Philip McWeeny	2004-2006	35,520	35,520	35,520
Gilberto E. Restrepo	2004-2006	34,461	34,461	34,461
Peter J. Robinson	2004-2006	101,390	101,390	101,390

(1)
Mr. McCracken does not participate in this plan.

(2)
Calculated on the basis of a payout for 2004 of 109.4%, payable in February 2007.

Pension Plans

        The following table illustrates the estimated annual benefits payable under the Owens-Illinois Salary Retirement Plan (the "Retirement Plan") and nonqualified retirement plans in various average earnings classifications upon normal retirement at age 65:

	Years of Credited Service
Highest Three-Year Average Annual Earnings
	20	25	30	35	40	45
$ 200,000	$52,204	$65,255	$78,306	$91,357	$103,477	$115,597
400,000	107,247	134,059	160,870	187,682	212,757	236,997
600,000	164,390	205,487	246,585	287,682	322,037	358,397
800,000	221,533	276,916	332,299	387,682	431,317	479,797
1,000,000	278,675	348,344	418,013	487,682	540,597	601,197
1,200,000	335,818	419,773	503,727	587,682	649,877	722,597
1,400,000	392,961	491,201	589,442	687,682	759,157	843,997
1,600,000	450,104	562,630	675,156	787,682	868,437	965,397
1,800,000	507,247	634,059	760,870	887,682	977,717	1,086,797
2,000,000	564,390	705,487	846,585	987,682	1,086,997	1,208,197
2,200,000	621,533	776,916	932,299	1,087,682	1,196,277	1,329,597
2,400,000	678,675	848,344	1,018,013	1,187,682	1,305,557	1,450,997
2,600,000	735,818	919,773	1,103,727	1,287,682	1,414,837	1,572,397

        The above pension table illustrates benefits calculated on a straight-life annuity basis, and reflects the greater of the regular benefit or the "grandfathered" benefit available under the formula in effect prior to January 1, 1989. The regular benefit does not contain an offset for social security or other amounts, whereas the "grandfathered" benefit does provide for a partial offset for social security benefits.

        The compensation covered by the plans under which the benefits are summarized in the table above equals the sum of base salary, Senior Management Incentive Plan (the "SMIP") and the PAP payments, as reported in the Summary Compensation Table for the named executive officers for the last three fiscal years, and is equal to the highest three-year average of such amounts. At January 31, 2006, Mr. McCracken had 1 year of credited service, Mr. White had 31 years of credited service, Mr. Baehren had 13 years of credited service, and Mr. McWeeny had 37 years of credited service under the Retirement Plan. To the extent that benefits in the preceding table cannot, under the limitations of the Code, be provided under the Retirement Plan, such benefits will be provided under the Company's Supplemental Retirement Benefit Plan (the "SRBP"). Mr. Restrepo is not covered by a Company-sponsored pension plan. Mr. Robinson retired at the end of 2005.

        A significant portion of the pension benefits payable to certain named executive officers is provided under the SRBP. Such benefits have historically represented an unfunded liability of the Company. The Company previously provided for funding of a significant portion of the retirement benefits due under the SRBP through cash payments to certain participants in the plan. Such funding arrangements offset the liabilities under the SRBP at the time of such funding. All or a significant portion of the remaining retirement benefits under the SRBP will be provided to certain named executive officers through insurance policies purchased by the Company and held in a secular trust plan (the "Secular Trust Plan") for each participant in the Secular Trust Plan. The amounts paid by the Company on behalf of each participant constitute income to the participant. The Company makes tax payments in an amount sufficient to cover each participant's taxes on both the insurance premiums paid by the Company and the tax payments.

Employment Agreements

        The Company entered into an employment agreement with Mr. McCracken when he joined the Company. Pursuant to this agreement, Mr. McCracken received an initial base salary of $700,000 per year (subject to increase from time to time, in the discretion of the Board), plus a bonus under the SMIP of up to 300% of his base salary (with a target bonus of 150% of base salary), with the bonus for 2004 not to be less than $350,000. Mr. McCracken also agreed to purchase from the Company shares of Common Stock worth $750,000 at the then fair market value. Mr. McCracken was granted an initial award of 155,000 shares of restricted Common Stock under the Company's Amended and Restated 1997 Equity Participation Plan, with the shares vesting 50% on the second anniversary of grant, and 25% percent on the next two anniversaries thereafter. He also was granted an initial award of options to purchase 335,000 shares of Common Stock under the Company's Equity Participation Plan. The options have an exercise price equal to the New York Stock Exchange closing price of the stock on the day prior to grant and expire ten years and a day after the grant date. Half of the options become exercisable on the fifth anniversary of grant, and half on the sixth anniversary. These vesting dates may be accelerated in whole or in part, however, if the Common Stock trades for 20 consecutive trading days at prices greater than specified threshold levels. Mr. McCracken was granted accelerated vesting under the SRBP so that he would meet the service requirements of the plan after five years with the Company. After meeting such vesting requirements, the retirement benefit payable to Mr. McCracken under the Company's defined benefit plans will be based on a life annuity amount calculated using his combined years of service with the Company and his prior employer, subject to an offset for the value of the life annuity received or receivable by Mr. McCracken from his prior employer. In addition to agreeing to reimbursement of customary relocation expenses, the Company also agreed to compensate Mr. McCracken for any loss he might suffer upon the sale of his home in an amount up to $300,000. Mr. McCracken is also entitled to participate in the Company's employee benefit plans in effect from time to time, such as its health plan and its life insurance plan, on the same basis as other senior executives. In the event Mr. McCracken's employment is terminated by the Company at any time without Cause (as defined below, but which does not include termination due to Mr. McCracken's disability), he will be entitled to receive (i) (A) his base salary through the date of termination; (B) any annual bonus earned but unpaid for any previously completed fiscal year; (C) such employee benefits as to which he may be entitled; and (D) any supplemental retirement plan vesting as to which he may be entitled under the amendment to the employment agreement (collectively, the "Accrued Rights"); (ii) subject to his continued compliance with the provisions of the non-competition and confidentiality covenants in the agreement, an amount equal to two times the sum of (x) his base salary, and (y) his target bonus, payable in equal monthly installments over a period of 24 months after termination of employment; and (iii) continued coverage under the Company's health plan in which he participated at the time of his termination of employment for a period of up to 24 months, subject to his payment of the same premiums he would have paid as an active employee. The Company may terminate Mr. McCracken's employment at any time for Cause and the agreement will terminate automatically upon his resignation for any reason. If his employment is terminated by the Company for Cause, or if he resigns, he will receive the Accrued Rights. For purposes of the agreement, "Cause" means (A) continued failure substantially to perform duties to the Company or any of its subsidiaries or affiliates (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Company of such failure, (B) commission of a felony under the laws of the United States or any state thereof or a misdemeanor involving moral turpitude, (C) willful malfeasance or willful misconduct in connection with duties to the Company, its subsidiaries or affiliates, or any act or omission which is injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates, or (D) breach of the non-competition or confidentiality provisions of the employment agreement. The employment agreement contains no change of control provision. Mr. McCracken's employment agreement was filed as an exhibit to the Company's Report on Form 10-Q for the second fiscal quarter of 2004 and the amendment thereto was filed as an exhibit to the Company's Report on Form 10-K for the year 2004.

        The Company has also entered into employment agreements with certain officers, including the other named executive officers listed above, that entitle the participants to receive their base salaries and to participate in designated benefit plans of the Company. The agreements provide for termination of employment at any time, with or without cause, and the benefit plans designated therein and each employee's rights to receive salary and bonuses pursuant thereto are subject to modification by the Company in its sole discretion.

Matters Regarding Former Officer

        In connection with an organizational restructuring, Mr. Robinson's employment with the Company was terminated by mutual consent pursuant to an agreement entered into on February 8, 2006 and effective as of December 31, 2005. Pursuant to the agreement, Mr. Robinson received the following lump sum payments (all amounts were payable in Australian dollars, but are shown below in U.S. dollars converted at a rate of A$1/US$.7336: (i) payment in lieu of eighteen month notice based on the amounts paid to Mr. Robinson for base salary, amounts paid in lieu of superannuation and amounts paid for medical insurance of approximately $1,285,079; (ii) an amount equal to his accrued annual leave of approximately $110,905; (iii) an amount equal to his accrued long service leave of approximately $156,361; (iv) an amount previously accrued to Mr. Robinson under the Senior Executive Retention and Confidentiality Agreement of approximately $996,746; and (v) amounts previously earned by Mr. Robinson but which were deferred under a deferred compensation plan of approximately $5,607,283. Mr. Robinson also received an amount payable to him under the SMIP for calendar year 2005, as disclosed in the "Summary Compensation Table." Mr. Robinson will also receive the amount, if any, due to him under the SMIP for the period from January 1, 2006 through June 30, 2007. Mr. Robinson also was conveyed his laptop computer and company car. Mr. Robinson received accelerated vesting on 18,000 phantom stock units. Mr. Robinson also executed an agreement under which he agreed to provide certain consultancy services to the Company for the period ending December 31, 2006. By agreeing to treat the termination as a "Termination of Employment" for purposes of the 1997 Equity Participation Plan, Mr. Robinson forfeited 22,000 phantom stock units held by Mr. Robinson. The reacquired units represented shares of common stock with a market value of $499,020 on the effective date of Mr. Robinson's termination. Pursuant to their terms, 47,000 options held by Mr. Robinson which were unexercisable at the time of his termination were forfeited, while 365,000 options exercisable on that date remained exercisable for three months thereafter. Pursuant to the agreement, Mr. Robinson agreed to waive any claims, confidentiality and other terms.

Certain Transactions

        During 2005, the law firm of Williams & Jensen, P.C., of which Mr. McMackin is a member, received fees for legal services in connection with various matters. It is anticipated that the Company will continue to utilize the services of Williams & Jensen, P.C. on various Company matters.

        In connection with his retirement, the Company entered into a consulting agreement with Mr. Young, a member of the Board. The agreement provides that Mr. Young, when and as requested by the chief executive officer, will provide consulting services and advice to the Company. The term of the agreement, which began on April 1, 2005 after Mr. Young ceased his employment with the Company, is for six years. Mr. Young may provide up to 60 days of advisory and consulting services in the first year of the agreement, up to 50 days of advisory and consulting services in the second year of the agreement and up to 40 days of advisory and consulting services in the third year of the agreement. During the term of the agreement and for two years thereafter, he will not accept employment with, or provide consulting or similar services to, any party on any matters having any possible conflict with the interests of the Company. For his services and commitments, the Company pays Mr. Young for his advisory and consulting services (i) an annual retainer of (a) $180,000 during the first year of the agreement, (b) $150,000 during the second year of the agreement, and (c) $120,000 during the third year of the agreement, and (ii) an additional fee of $3,000 for each day in excess of days per year specified above that he renders services as described above or for each day in which he renders advisory and consulting services in the fourth through sixth years of the term of the agreement. The Company will reimburse him for reasonable expenses that he incurs in providing these services for the Company. In addition, during the term of the agreement the Company provides him necessary office space, equipment and services. The principal service provided by Mr. Young under the agreement is to provide support for the Company in the form of witness testimony and consultation in certain third party reimbursement lawsuits the Company has pending. Additionally, Mr. Young has voluntarily elected to forego receipt of cash board fees to the extent the amounts paid to him under the consulting agreement exceed the board fees to which he would otherwise be entitled. The Company paid Mr. Young $90,000 in 2005 under the terms of this consulting agreement.

Compensation Committee Interlocks and Insider Participation

        The following non-employee directors served on the Compensation Committee of the Board until January 2005: Robert J. Dineen, James H. Greene, Jr., Anastasia D. Kelly and Michael W. Michelson (Chair). Commencing January 2005, the following non-employee directors served on the Compensation Committee of the Board: Robert J. Dineen, James H. Greene, Jr. (Chair) and Anastasia D. Kelly. Commencing March 2005, the following non-employee directors served on the Compensation Committee of the Board: Robert J. Dineen, James H. Greene, Jr. (Chair), Anastasia D. Kelly and Corbin A. McNeill,

Jr. Commencing August 2005, the following non-employee directors served on the Compensation Committee of the Board: Robert J. Dineen, Anastasia D. Kelly (Chair), Corbin A. McNeill, Jr. and Albert P.L. Stroucken. Until June 1987, Mr. Greene was an officer of the Company. Messrs. Greene and Michelson are members of KKR & Co. L.L.C., the general partner of Kohlberg Kravis Roberts & Co., L.P., which until December 31, 2004 provided management, consulting and financial services to the Company for an annual fee. In 2004 the payment for the management fee was $1,375,000. Such services included, but were not necessarily limited to, advice and assistance concerning any and all aspects of the operation, planning and financing of the Company and its subsidiaries, as needed from time to time. No current member of the Committee has any relationship with the Company requiring disclosure under Item 404 of SEC Regulation S-K. No executive officer of the Company served on any board of directors or compensation committee of any other board for which any of the Company's directors served as an executive officer at any time during 2005.

Board Compensation Committee Report on Executive Compensation

        The Compensation Committee (the "Committee") is appointed by the Board of Directors to discharge the Board's responsibilities relating to compensation of the Company's executives and directors. The Committee's responsibilities include:

  •
  Establishment and review of the overall compensation philosophy of the Company.

  •
  Review and approval of the Company's goals and objectives relevant to compensation of the CEO and other executive officers, evaluation of the performance of the CEO and other executive officers in light of those goals and objectives, and determination and approval of the compensation level of the CEO and other executive officers based on this evaluation.

        To assist it in carrying out its duties, the Committee engaged, and regularly meets with, an executive compensation consultant. The consultant was engaged, among other things, to conduct a market pay review of each of the named executive officers and certain other senior executives. In carrying out its engagement by the Committee, the executive compensation consultant collected competitive pay level information for a public company peer group of 23 companies including other large manufacturing companies, other packaging industry companies and certain Ohio-based companies in a comparable revenue and market capitalization range as the Company (the "Peer Group"). The consultant also compiled information from general market surveys. The combination of the Peer Group and market survey information forms the base group referred to herein as the "Comparator Group."

        The Committee has established the following compensation philosophy and principles:

  •
  Philosophy

  •
  The Company's executive compensation programs and practices will be designed to attract, retain, and motivate key executives

  •
  Programs will be designed to align share owner and executive interests

  •
  Programs will be designed to be market competitive

  •
  Individual reward decisions will be strongly influenced by performance

  •
  Design Principles

  •
  Cash compensation (base salary and annual bonus) will be market competitive; individual compensation decisions will be influenced by performance

      •
      Targets (base salary midpoint and target annual bonus opportunity) will be positioned at approximately the 50th percentile of the Comparator Group

      •
      The Company's operating bias will be to position base salaries slightly below the 50th percentile of the Comparator Group and the annual incentive opportunity above the 50th percentile of the Comparator Group to increase the link to performance, while maintaining a market competitive positioning for cash compensation

      •
      Individuals may be paid above or below the 50th percentile of the Peer Group based on several factors, including:

      •
      Individual performance, contributions and experience

      •
      Company performance leading to an annual bonus award above or below target

      •
      The annual bonus pool will be created based on the financial results versus agreed upon targets; 20% of the executive's annual bonus award will be based on individual performance and behavior

    •
    Long term incentive compensation ("LTI") will be equity based and targets will be market competitive; individual awards will be influenced by performance and potential

    •
    Targets will be positioned at approximately the 50th percentile of the Comparator Group; individual awards may vary

    •
    A mix of equity forms will be used including stock options, time-based restricted stock, and performance-based restricted stock

    •
    A standard methodology will be used to value equity awards

    •
    The Black-Scholes method will be used to value options

    •
    Time-based restricted stock will be valued based on the Fair Market Value, as defined in the equity plan ("FMV") at the time of the grant

    •
    Performance-based restricted stock will be valued at a discount to FMV

    •
    The specific design of the LTI plan may vary over time based on market trends, regulatory issues, accounting considerations, run rate, overhang or dilution factors, and other relevant issues

    •
    Total compensation (cash plus LTI) will be market competitive and include an appropriate mix of:

    •
    fixed and variable compensation

    •
    cash and equity compensation

        The components of the Company's executive officer compensation are:

  •
  Base Salary

  •
  Annual Incentive

  •
  Long Term Incentives

  •
  Benefits

        Base Salary.    The market values (or midpoints) for executive salaries are set at approximately the 50th percentile of the Comparator Group.

        Executives may be paid above or below the market value based on performance, experience, and potential. The Committee approves changes in the CEO's base salary and reviews recommendations from the CEO for the other executives. Salaries are reviewed annually and salary adjustments are made periodically based on Company performance, market trends, the executive's performance and external benchmarking.

        Annual Incentive.    The Company's Senior Management Incentive Plan ("SMIP") establishes target annual incentives for key executives stated as a percentage of base salary. The incentive pool is created based on specific results versus financial measures and after the pool is created, 20% of each participant's award is based on individual performance and leadership.

        In 2005, the SMIP incentive pool was created based on actual performance against a budget for each of three objectives in the following areas:

  •
  EBIT Cash Flow (defined as earnings before interest and taxes ("EBIT"), plus depreciation and amortization, less non-cash earnings, adjusted for changes in working capital) weighted at 70%;

  •
  EBIT weighted at 15%; and

  •
  Earnings per share ("EPS") weighted at 15%

        This represented a change from 2004 when the performance measures were EBIT Cash Flow weighted at 80% and EPS weighted at 20%. The change was intended to maintain a heavy focus on EBIT Cash Flow while reinforcing the importance of balance in the Company's financial goals.

        Creation of a pool under the SMIP requires achievement of performance, on a weighted average basis, of at least 90% of the performance measures. At a weighted average of 90% achievement of the performance measures, the pool is 50% of the total target annual incentives; at a weighted average of 100% achievement of the performance measures, the pool is 100% of the total target annual incentives; and at a weighted average of 120% achievement of the performance measures, the pool reaches it's maximum of 200% of the total target annual incentives. Corporate executives receive SMIP bonuses based on Company-wide results; business unit presidents receive bonuses based 50% on Company-wide results and 50% on business unit results, thus encouraging collaboration across the Company; and business unit participants receive bonuses based on the business unit results, thus assuring a strong linkage to those results.

        Target and actual bonuses, as a percentage of base salary, for the named executive officers in 2005 were:

	Target	Actual
Steven R. McCracken	150%	158%
Edward C. White	60	53
James W. Baehren	55	58
Philip McWeeny	55	58
Gilberto E. Restrepo	60	44
Peter J. Robinson	30	28

        For 2005, the Corporate SMIP pool was funded at 105.1% and there was a wide variation in the SMIP bonus pool funding for the business units, which influenced the actual bonuses for Messrs. White, who spent a portion of 2005 working in the European business unit, Restrepo and Robinson.

        Long Term Incentives.    Beginning in 2005, the Company's long term incentives were delivered solely in the form of equity via the Company's Equity Participation Plan. In 2005, equity grants were made to the named executives, including the CEO in the form of stock options, time-based restricted stock and performance-based restricted stock units.

  •
  Stock Options. The stock options granted in 2005 vest at 25% per year on the first, second, third and fourth anniversary of the award and have a seven year life. The number of options awarded to each eligible key employee, including the CEO and each executive officer, is based on the opportunity for such individual to enhance share owner value through the effective performance of such individual's job responsibilities, Comparator Group data and the executive's performance and potential.

  •
  Time-Based Restricted Stock. The time-based restricted stock granted in 2005 vests and the restrictions lapse at 25% per year on the first, second, third and fourth anniversary of the award. No further vesting occurs after a Termination of Employment (as defined in the agreements under which the grants were made), except in the event of a death or disability, in which case the shares immediately vest.

  •
  Performance-Based Restricted Stock Units ("Performance Shares"). The Performance Shares granted in 2005 relate to the 2005-2007 performance period. Actual payouts of these Performance Shares, if any, will be determined by a non-discretionary formula, which measures the Company's performance over the three-year performance period using return on invested capital and earnings per share growth rate, measured over the performance period relative to targets established by the Compensation Committee. The performance formula weighs these two criteria equally. If the Company's performance in both measures is below the threshold level relative to the targets established by the Compensation Committee, then no Performance Shares will be earned. To the extent that the Company's performance on either or both measures exceeds the threshold performance level relative to the established targets, a varying number of Performance Shares from 50% to 150% of the target payout level will be earned. The number of Performance Shares that the named executive officers may earn at the end of the three-year performance period is shown in the section entitled "Long-Term Incentive Plans—Awards in Last Fiscal Year".

        A former cash-based long term incentive plan, the Performance Award Plan ("PAP"), was terminated at the end of 2004. However, the Committee determined that participants would receive a prorated (2/3) payout for the previously awarded 2003-2005 cycle of 79.7%, which represents the average of the 2003 and 2004 results, paid in early 2006 and a prorated (1/3) payout for the previously awarded 2004-2006 cycle of 109.4%, which represents the 2004 result, payable in early 2007.

        Benefits.    Health and welfare and retirement plan benefits offered to executive officers are essentially the same as those offered to all salaried employees of the Company.

        In the case of retirement plans, two non-qualified excess plans are provided to any affected salaried employee to bridge the difference between the legal limits imposed on the qualified plans and the amount of retirement benefits as determined using the Company's benefit formulas without regard to such limits.

        In addition, some ancillary benefits are provided, based largely on competitive practice. These include company cars, executive physicals, and financial/tax planning assistance.

        The executive officers and other select participants are provided a pre- and post-retirement death benefit in excess of benefits under the group term plans offered to salaried employees and retirees.

        The level and nature of these benefits are reviewed from time to time to ensure that they are competitive, tax efficient, and otherwise appropriate in the judgment of the Committee.

        The Committee believes that the executive compensation policies and programs described above serve the interest of all share owners and the Company and substantially link the compensation of the Company's executives with the Company's performance.

        Tax Deductibility.    Under U.S. federal income tax law, the Company cannot take a tax deduction for certain compensation paid in excess of $1 million to the U.S. based named executive officers. However, performance-based compensation, as defined in the tax law, is fully deductible if the programs are approved by share owners and meet other requirements. The Company's policy is to qualify its incentive compensation programs for full corporate deductibility to the extent feasible and consistent with our overall compensation goals. The Company has taken steps to qualify compensation under the Incentive Bonus Plan, as well as stock options and performance awards under its equity plan, for full deductibility as "performance-based compensation." The Company may make payments that are not fully deductible if, in its judgment, such payments are necessary to achieve the Company's compensation objectives and to protect share owner interests.

        Stock Ownership.    In late 2004 the Committee established stock ownership guidelines for its executive officers for implementation in early 2005. The guidelines are as follows:

  •
  CEO, 5 times base salary;

  •
  direct reports to the CEO, 2.5 times base salary;

  •
  other elected corporate officers, 1.5 times base salary.

        The guidelines call for the targeted levels of ownership to be achieved within 5 years of the time the individual becomes subject to the guidelines. In addition, the Committee has implemented certain share retention guidelines. Under those guidelines, until the stock ownership guidelines are met, executive officers are required to retain 75% of the "net profit shares" acquired from option exercises, restricted stock, or performance shares. Net profit shares are those shares remaining after payment of tax obligations and, if applicable, option exercise costs. The Committee will annually review the ownership levels for all officers. Failure to comply with the stock ownership and retention guidelines may result in delays of promotions and/or future compensation increases.

        CEO Compensation.    Effective January 1, 2005, Mr. McCracken's base salary was increased from $700,000 to $800,000. This was done in consultation with the Committee's executive compensation consultant and influenced by Mr. McCracken's leadership, results against specific 2004 goals, particularly EBIT Cash Flow, and a thorough review of the Comparator Group.

        Based on the Company's performance against EBIT Cash Flow, EPS and EBIT performance objectives established for 2005 and his individual performance and leadership, Mr. McCracken was granted an annual bonus award of $1,261,200 for 2005 payable under the Company's Incentive Bonus Plan, using the same formula applicable under the SMIP. This payout represented consolidated results under the Plan of 105.1% of target for 2005 for Mr. McCracken. It also represented a reduction of 12% versus his actual incentive compensation for 2004, which covered his 9 months of employment that year.

        In 2005 Mr. McCracken also received long term incentive awards comprised of 67,042 stock options, 20,715 time-based restricted shares and 48,742 Performance Shares, with a total value estimated at approximately $2.5 million. Approximately 40% of the value was delivered via options, 40% via Performance Shares and 20% via time-based restricted shares.

Anastasia D. Kelly, Chair
Robert J. Dineen
Corbin A. McNeill, Jr.
Albert P.L. Stroucken

AUDIT COMMITTEE REPORT

        As part of its ongoing activities, which are described under the heading "Proposal 1: Election of Directors—Committees of the Board of Directors—Audit Committee," the Audit Committee has:

  •
  discussed with the Company's director of internal audit and Ernst & Young LLP, the Company's independent registered public accounting firm, the overall scope and plans for their respective audits;

  •
  reviewed and discussed with management and the independent registered public accounting firm the Company's audited financial statements and management's and the independent registered public accounting firm's evaluations of the Company's system of internal control over financial reporting contained in the 2005 Annual Report on Form 10-K;

  •
  discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) and other professional standards;

  •
  received from the independent registered public accounting firm the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees);

  •
  discussed with the independent registered public accounting firm its independence from the Company and its management; and

  •
  met with the director of internal audit and the independent registered public accounting firm, with and without management present, to discuss the above matters and the overall quality of the Company's financial reporting.

        On the basis of the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the period ended December 31, 2005, for filing with the Securities and Exchange Commission. Also, the Audit Committee has selected Ernst & Young LLP as the Company's independent registered public accounting firm for 2006.

        The Audit Committee also concluded that the independent registered public accounting firm's provision of non-audit services, as described in the following section, to the Company and its affiliates is compatible with the independent registered public accounting firm's independence.

Gary F. Colter, Chair
Anastasia D. Kelly
Helge H. Wehmeier
Dennis K. Williams

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        In accordance with the Securities and Exchange Commission's auditor independence rules, the Audit Committee has adopted procedures for pre-approving all non-audit services performed by Ernst & Young LLP after March 18, 2003. Those procedures are set forth below under the heading "Pre-Approval of Independent Registered Public Accounting Firm Services."

Fees Paid to Ernst & Young LLP

        The aggregate fees for professional services provided by Ernst & Young LLP to the Company in 2005 and 2004 for these various services were:

Type of Fees	2005	2004
	($ in millions)
Audit Fees	$10.55	$9.92
Audit-Related Fees	3.41	2.90
Tax Fees	.97	2.13
All Other Fees	—	0.03

Total	$14.93	$14.98

        In the above table: (a) "audit fees" were for the audit and quarterly reviews of the consolidated accounts, Sarbanes Oxley (SOX) Section 404 attestation report on internal control, statutory audits of international subsidiaries, audits of subsidiaries whose securities are pledged as collateral, audit procedures for acquired business and services related to SEC filings and non-SEC offerings; (b) "audit-related fees" were for audits of employee benefit plans, audit procedures for divested businesses, agreed-upon procedures for third parties, SOX Section 404 advisory services, and other accounting consultations; (c) "tax fees" were for expatriate tax compliance and advisory services, tax return preparation, sales and use tax reviews, incentives and credits reviews (2004 only), federal and international tax planning and advice, and extraterritorial income exclusion reviews (2004 only); and (d) "all other fees" were for filing of tax relief proceedings. All fees for professional services by Ernst & Young LLP, were approved in advance under the Board's pre-approval policy.

Pre-Approval of Independent Registered Public Accounting Firm Services

        No services will be provided to the Company that are specifically prohibited by the Sarbanes-Oxley Act of 2002. Permitted services will be pre-approved by the Audit Committee of the Board of Directors as follows:

Statement of Principles

        The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to assure that they do not impair the firm's independence from the Company. Unless a type of service has received pre-approval, it will require separate pre-approval by the Audit Committee if it is to be provided by the independent registered public accounting firm. Any proposed services exceeding pre-approved cost levels will also require separate pre-approval by the Audit Committee.

        This Policy describes the Audit, Audit-Related, Tax, and All Other services that have the pre-approval of the Audit Committee. For non-audit services, Company management will submit to the Committee for approval a list of non-audit services that it recommends the Committee engage the independent registered public accounting firm to provide for the fiscal year. The term of any pre-approval is for 12 months, unless the Audit Committee considers a different period and states otherwise. The Audit Committee will from time to time review and, if necessary, revise the list of pre-approved services based on subsequent determinations.

Delegation

        The Audit Committee may delegate either type of pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

Audit Services

        The annual Audit services engagement terms and fees will be subject to separate pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other items.

        In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant pre-approval for other Audit services, which are those services that only the independent registered public accounting firm reasonably can provide. Company management will submit to the Committee for approval the list of Audit services that it recommends the Committee engage the independent registered public accounting firm to provide for the fiscal year. All other Audit services not pre-approved must be separately pre-approved by the Audit Committee.

Audit-related Services

        Audit-related services are assurance and related services that are reasonably related to the performance of the audit of the Company's financial statements and that are traditionally performed by the independent registered public accounting firm. The Audit Committee believes that the provision of Audit-related services does not impair the independence of the firm and is consistent with the SEC's rules on auditor independence.

        Company management will submit to the Committee for approval the list of Audit-related services that it recommends the Committee engage the independent registered public accounting firm to provide for the fiscal year. All other Audit-related services not pre-approved must be separately pre-approved by the Audit Committee.

Tax Services

        The Audit Committee believes that the independent registered public accounting firm can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the firm's independence.

        Company management will submit to the Committee for approval the list of Tax services that it recommends the Committee engage the independent registered public accounting firm to provide for the fiscal year. All Tax services involving large and complex transactions not pre-approved must be separately pre-approved by the Audit Committee.

All Other Services

        The Audit Committee will separately pre-approve those permissible non-audit services classified as All Other Services that it believes are routine and recurring services, and would not impair the independence of the firm.

        A list of the SEC's prohibited non-audit services is set forth below. The SEC's rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

Pre-Approval Fee Levels or Budgeted Amounts

        Pre-approval fee levels or budgeted amounts for all services to be provided by the independent registered public accounting firm will be established periodically by the Audit Committee. Any proposed services exceeding these levels or amounts will require separate pre-approval by the Audit Committee.

Procedures

        Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent registered public accounting firm and the chief financial officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC's rules on auditor independence. The Committee will be informed routinely as to the non-audit services actually provided by the independent registered public accounting firm pursuant to this policy.

Supporting Documentation

        With respect to each proposed pre-approval service, the independent registered public accounting firm will provide to the Audit Committee, as requested, detailed back-up documentation, which will be provided to the Audit Committee, regarding the specific services to be provided.

Prohibited Non-Audit Services

  •
  Bookkeeping or other services related to the accounting records or financial statements of the audit client

  •
  Financial information systems design and implementation

  •
  Appraisal or valuation services, fairness opinions or contribution-in-kind reports

  •
  Actuarial services

  •
  Internal audit outsourcing services

  •
  Management functions

  •
  Human resources

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  Broker-dealer, investment adviser or investment banking services

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  Legal services

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  Expert services unrelated to the audit

PROPOSAL 2:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Ernst & Young LLP has served as the Company's independent registered public accounting firm since 1987, and the Audit Committee has selected Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2006.

        Although the Board is not required to submit the Audit Committee's selection of Ernst & Young LLP as the Company's independent registered public accounting firm for share owner approval, the Board has elected to seek ratification by the share owners of the Audit Committee's selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2006. In the event the Company's share owners do not ratify the selection of Ernst & Young LLP, the Audit Committee will reconsider its recommendation.

        A representative of Ernst & Young LLP is expected to attend the Annual Meeting, and the representative will have an opportunity to make a statement if he or she so desires, and will also be available to respond to appropriate questions from share owners.

        The Board recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2006.

PERFORMANCE GRAPH
COMPARISON OF CUMULATIVE TOTAL RETURN
AMONG OWENS-ILLINOIS, S&P 500, AND PACKAGING GROUP

        The above graph compares the performance of the Company's Common Stock with that of a broad market index (the S&P 500 Composite Index) and a packaging group consisting of companies with lines of business or product end uses comparable to those of the Company for which market quotations are available.

        The packaging group consists of: Anchor Glass Container Corporation, AptarGroup, Inc., Ball Corp., Bemis Company, Inc., Chesapeake Corp., Constar International Inc., Crown Holdings, Inc., Owens-Illinois, Inc., Sealed Air Corp., Silgan Holdings Inc., Sonoco Products Co., and Vitro Sociedad Anonima (ADSs).

        The comparison of total return on investment for each period is based on the investment of $100 on December 31, 2000 and the change in market value of the stock, including additional shares assumed purchased through reinvestment of dividends, if any.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of Common Stock as of February 15, 2006 (except as otherwise noted in the footnotes below) by each beneficial owner of more than five percent of the outstanding Common Stock known to the Company, each of the Company's directors, named executive officers and all directors and executive officers as a group. L. Richard Crawford owns 200 shares of the Company's $2.375 Convertible Preferred Stock, which shares are reflected in the totals shown below at a conversion rate of 0.9491 shares of Common Stock for each share of Convertible Preferred Stock. No other director, nominee for director, named executive officer or other executive officer beneficially owned any Convertible Preferred Stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percentage
FMR Corp.(2) 82 Devonshire Street Boston, Massachusetts 02109	22,646,638		15.0%
Massachusetts Financial Services Company(3) 500 Boylston Street Boston, Massachusetts 02116	17,078,676		11.4
State Street Bank and Trust Company(4) 225 Franklin Street Boston, MA 02110	10,149,233		6.8
AXA Financial Inc.(5) 1290 Avenue of the Americas New York, New York 10104	9,101,831		6.0
James W. Baehren(1)	167,800	(6)(7)	0.1
Gary F. Colter(1)	11,453	(7)	—
Robert J. Dineen(1)	22,053	(7)	—
Anastasia D. Kelly(1)	13,953	(7)	—
John J. McMackin, Jr.(1)	22,581	(7)	—
Steven R. McCracken(1)	496,210	(6)(7)	0.3
Corbin A. McNeill, Jr.	3,007	(7)	—
Philip McWeeny(1)	176,566	(6)(7)	0.1
Gilberto E. Restrepo(1)	177,686	(7)	0.1
Albert P.L. Stroucken	0		—
Helge H. Wehmeier	8,007	(7)	—
Dennis K. Williams	0		—
Edward C. White(1)	122,183	(6)(7)	0.1
Thomas L. Young(1)	300,393	(6)(7)	0.2
All directors and executive officers as a group (25 persons)(1)	2,607,261	(6)(7)	1.7

(1)
For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date if such person has the right to acquire such shares within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The information includes: all currently exercisable options granted to Ms. Kelly and Messrs. Baehren, Colter, Dineen, McCracken, McMackin, McWeeny, Restrepo, White and Young, and all directors and officers as a group. The number of shares beneficially owned includes the following shares subject to granted options:

Director/Officer	Options
James W. Baehren	86,250
Gary F. Colter	5,000
Robert J. Dineen	7,500
Anastasia D. Kelly	7,500
Steven R. McCracken	268,010
John J. McMackin, Jr.	7,500
Philip McWeeny	97,750
Gilberto E. Restrepo	106,875
Edward C. White	46,750
Thomas L. Young	235,000
All directors and executive officers as a group	1,450,960
(2)
The Schedule 13G received by the Company from FMR Corp. ("FMR"), Edward C. Johnson 3d, Abigail P. Johnson and Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR, indicated that FMR is the beneficial owner of 22,646,638 shares of the Common Stock, with sole power to vote or to direct the vote of 2,046,710 shares and the sole power to dispose or to direct the disposition of 22,646,638 shares. Fidelity is the beneficial owner of 20,600,428 shares of the Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. That number includes 755,275 shares of Common Stock resulting from the assumed conversion of 795,780 shares of the Company's $2.375 Convertible Preferred Stock (0.9491 shares of Common Stock for each share of Convertible Preferred Stock). Edward C. Johnson 3d, FMR, through its control of Fidelity, and the funds each has sole power to dispose of the 20,600,428 shares owned by the Funds. Neither FMR nor Edward C. Johnson 3d, Chairman of FMR, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR is the beneficial owner of 1,960,510 shares of Common Stock as a result of its serving as investment manager of the institutional account(s). That number includes 58,180 shares of Common Stock resulting from the assumed conversion of 61,300 shares of the Company's $2.375 Convertible Preferred Stock (0.9491 shares of Common Stock for each share of Convertible Preferred Stock). Edward C. Johnson 3d and FMR, through its control of Fidelity Management Trust Company, each has sole dispositive power over 1,960,510 shares and sole power to vote or to direct the voting of 1,960,510 shares.

(3)
The Schedule 13G received by the Company from Massachusetts Financial Services Company ("MFS") indicated that MFS, together with certain other non-reporting entities, is the beneficial owner of 17,078,676 shares of the Common Stock, with sole power to vote or to direct the vote on 16,476,786 shares and the sole power to dispose or to direct the disposition of 17,078,676 shares. That number includes 142,365 shares of Common Stock resulting from the assumed conversion of 150,000 shares of the Company's $2.375 Convertible Preferred Stock (0.9491 shares of Common Stock for each share of Convertible Preferred Stock).

(4)
The Schedule 13G received by the Company from State Street Bank and Trust Company ("State Street"), acting in various fiduciary capacities, indicated it is beneficial owner of 10,149,233 shares of Common Stock, with sole voting power with respect to 1,224,697 shares of Common Stock, shared voting power with respect to 8,924,536 shares of Common Stock, sole dispositive power with respect to 0 shares of Common Stock, and shared dispositive power with respect to 10,149,233 shares of Common Stock. The majority of the shares with respect to which State Street is the beneficial owner are owned on behalf of (a) the Owens-Illinois Stock Purchase and Savings Program, and (b) the Owens-Illinois Long Term Savings Plan.

(5)
The Schedule 13G received by the Company from AXA Financial, Inc. ("AFI"), filing jointly on behalf of itself and AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle (the "Mutuelles AXA"), and AXA indicated that (a) the Mutuelles AXA and AXA are each the beneficial owner of 9,101,831 shares of the Common Stock, with sole power to vote or to direct the vote on 7,411,983 shares, shared power to vote or direct the vote on 113,740, the sole power to dispose or to direct the disposition of 9,081,457 shares and the shared power to dispose or to direct the disposition of 20,374 shares; (b) AFI is the beneficial owner of 9,086,621 shares of the Common Stock, with sole power to vote or to direct the vote on 7,397,333 shares, shared power to vote or direct the vote on 113,740 shares, the sole power to dispose or to direct the disposition of 9,066,247 shares and the shared power to dispose or to direct the disposition of 20,374 shares; (c) Alliance Capital Management L.P. is deemed to have sole power to vote or direct the vote on 7,397,333 shares, is deemed to have shared power to vote or direct the vote on 113,740 shares, is deemed to have the sole power to dispose or to direct the disposition of 9,064,547 shares and the shared power to dispose or to direct the disposition of 20,374 shares; (d) AXA Rosenberg Investment Management LLC is deemed to have sole power to vote or direct the vote on 14,650 shares and is deemed to have the sole power to dispose or to direct the disposition of 15,210 shares; and (e) AXA Equitable Life Insurance Company is deemed to have sole power to dispose or to direct the disposition of 1,700 shares.

(6)
The table includes the number of shares of Common Stock that Messrs. McCracken, Baehren, McWeeny, White, Young, and all directors and executive officers as a group held in the Stock Purchase and Savings Program as of February 15, 2006. No shares are held in such program for Mr. Restrepo.

(7)
The number of shares shown as beneficially owned includes the following number of shares of unvested restricted stock over which the following persons or group had voting, but not investment, power as of February 15, 2006:

Officer	Shares
James W. Baehren	49,432
Gary F. Colter	2,007
Robert J. Dineen	2,007
Anastasia D. Kelly	2,007
Steven R. McCracken	208,592
John J. McMackin, Jr.	2,007
Corbin A. McNeill, Jr.	2,007
Philip McWeeny	35,187
Gilberto E. Restrepo	52,205
Helge H. Wehmeier	2,007
Edward C. White	37,801
Thomas L. Young	62,007
All directors and executive officers as a group	703,570

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, certain officers and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the Securities and Exchange Commission with a copy to the New York Stock Exchange. These reporting persons are required by SEC regulation to furnish the Company with copies of all such forms which they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no reports were required, all of these reporting persons made all required filings on time during 2005, except that Mr. McWeeny inadvertently failed to timely file a Form 5 relating to two gift transactions in during 2004 involving a total to 2,000 shares of Common Stock. The Company believes that each of the gift transactions is exempt from Section 16(b) pursuant to Rule 16b-5 of the Securities Exchange Act of 1934.

2007 ANNUAL MEETING OF SHARE OWNERS

        A share owner desiring to submit a proposal for inclusion in the Company's Proxy Statement for the 2007 Annual Meeting may do so by following the procedures prescribed in SEC Rule 14a-8. Any such proposal must be received by the Company no later than December 6, 2006. The Company requests that all such proposals be addressed to the Corporate Secretary, Owens-Illinois, Inc., One SeaGate, Toledo, Ohio 43666, and be mailed by certified mail, return receipt requested.

        Share owners who submit to the Company evidence of their Common Stock ownership may recommend candidates for the Board. Recommendations of candidates for the Board submitted by share owners for consideration for the 2007 Annual Meeting will be considered by the Nominating/Corporate Governance Committee if the Company receives written notice of such recommendations no later than December 6, 2006. The Company requests that all such notices be addressed to the Corporate Secretary, Owens-Illinois, Inc., One SeaGate, Toledo, Ohio 43666. The notice must include certain information about that person being recommended, including (i) age, (ii) business and residence addresses, (iii) principal occupation, (iv) a description of any arrangements or understandings between the share owner and such nominee pursuant to which the nomination is to be made by the share owner and (v) such other information as would be required to be included in a proxy statement soliciting proxies to elect that person as a director. The notice must also contain the consent of the nominee to serve as a director if so elected.

PROXY SOLICITATION

        The Company will pay the cost of preparing and mailing this Proxy Statement and other costs of the proxy solicitation made by the Board. Certain of the Company's officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board's recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. Such solicitations may be made by personal interview, telephone and telegram. Arrangements have also been made with brokerage firms and others for the forwarding of proxy solicitation materials to the beneficial owners of Common Stock, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in connection therewith.

        The Company has mailed this Proxy Statement and a copy of its 2005 Annual Report to each share owner entitled to vote at the Annual Meeting. Included in the 2005 Annual Report are the Company's consolidated financial statements for the year ended December 31, 2005.

        A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2005, including the financial statement schedules, as filed with the Securities and Exchange Commission, may be obtained without charge by sending a written request therefor to Owens-Illinois, Inc., Investor Relations, One SeaGate, Toledo, Ohio 43666. The Form 10-K is also available without charge on the Company's website at www.o-i.com.

Toledo, Ohio

April 5, 2006

Proxy-Owens-Illinois, Inc.

This Proxy is Solicited on Behalf of
the Board of Directors

The undersigned hereby appoints James W. Baehren, Edward C. White and Stephen P. Malia and each of them, or if more than one present and acting then a majority thereof, as Proxies with full power of substitution, and hereby authorize(s) them to represent and to vote, as designated on the reverse side hereof, all shares of common stock of Owen-Illinois, Inc. held of record by the undersigned on March 6, 2006, at the Annual Meeting of Share Owners to be held on May 3, 2006, or at any adjournment thereof.

This proxy when properly executed, will be voted in the manner directed herein by the undersigned Share Owner. If no direction is made, this proxy will be voted FOR the election of the director nominees and FOR Proposal number 2.

PLEASE EXECUTE THIS PROXY WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON, AND RETURN THE PROXY PROMPTLY IN THE ENVELOPE PROVIDED SO THAT YOUR STOCK WILL BE REPRESENTED IN ALL EVENTS AND SO THAT WE MAY HAVE A QUORUM. PLEASE SIGN YOUR NAME ON THE REVERSE SIDE. WHEN SIGNING AS ATTORNEY, ADMINISTRATOR, EXECUTOR, GUARDIAN OR TRUSTEE, PLEASE GIVE FULL TITLE AS SUCH. JOINT OWNERS SHOULD BOTH SIGN.

(Please mark this proxy and sign and date it on the reverse side hereof and return it in the enclosed envelope)

Annual Meeting Proxy Card

The Board of Directors recommends a vote "FOR" Proposals 1 and 2.

A	Election of Class III Directors
1.	Nominees.
	01-Gary F. Colter	For ☐	Withhold ☐	02-Corbin A. McNeill, Jr.			For ☐	Withhold ☐	03-Helge H. Wehmeier	For ☐	Withhold ☐
B	Proposal
2.	Ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for 2006.			For ☐	Against ☐	Abstain ☐
C	Other Issues
3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
D	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
Please sign as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
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TABLE OF CONTENTS
PROPOSAL 1: ELECTION OF DIRECTORS
DIRECTOR AND EXECUTIVE OFFICER COMPENSATION AND OTHER INFORMATION
AUDIT COMMITTEE REPORT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PERFORMANCE GRAPH COMPARISON OF CUMULATIVE TOTAL RETURN AMONG OWENS-ILLINOIS, S&P 500, AND PACKAGING GROUP
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
2007 ANNUAL MEETING OF SHARE OWNERS
PROXY SOLICITATION
This Proxy is Solicited on Behalf of the Board of Directors